                                        SECURITIES AND EXCHANGE COMMISSION

                                              WASHINGTON, D.C.  20549

                                                     FORM 8-K

                                                  CURRENT REPORT
                                        Pursuant to Section 13 or 15(d) of
                                        the Securities Exchange Act of 1934

                                 Date of Report (Date of earliest event reported):
                                                   July 19, 2004

                                               FIRST M&F CORPORATION
                                  ----------------------------------------------
                              (Exact name of registrant as specified in its charter)

          MISSISSIPPI                                No. 0-9424                         No. 64-0636653
--------------------------------------               ----------------                   --------------------
(State or other jurisdiction of                      (Commission                        (IRS employer
       incorporation)                                File Number)                       Identification No.)

         134 West Washington Street
         Kosciusko, Mississippi                                                39090
-----------------------------------------------------------            --------------------
(Address of principal executive offices)                                    (Zip Code)

Registrant's telephone number, including area code:    (662) 289-5121

                                                   Not applicable
                                                   --------------
                            (Registrant's former address of principal executive offices)

Item 7.           Financial Statements, Pro Forma Financial Information and Exhibits.

                  (c)      Exhibits.

                           99.1     Press Release issued by First M&F Corporation dated July 19,
                                    2004 headed "First M&F Corp. reports second quarter 2004 earnings"

Item 9. Regulation FD Disclosure.  On July 19, 2004, First M&F Corp. announced by press release its second quarter 2004 earnings.  A copy of this press release is attached hereto as Exhibit 99.1.

Item 12.  Results of Operations and Financial Condition.  On July 19, 2004, First M&F Corp. announced by press release its second quarter 2004 earnings.  A copy of this press release is attached hereto as Exhibit 99.1.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   July 20, 2004

                                                     FIRST M&F CORPORATION

                                                     By:    /s/ John G. Copeland
                                                           -------------------------------------------
                                                     Name:    John G. Copeland
                                                     Title:   EVP & Chief Financial Officer

                                                   EXHIBIT INDEX

99.1     Press Release issued by First M&F Corporation dated July 19, 2004, headed "First M&F
         Corp. reports second quarter 2004 earnings"

First M&F Corp. Investor Information
CONTACT:  John G. Copeland
          EVP & Chief Financial Officer
          (662) 289-8594

July 19, 2004

FOR IMMEDIATE RELEASE

First M&F Corp. reports second quarter 2004 earnings

KOSCIUSKO, Miss.- First M&F Corp. (NASDAQ: FMFC) reported today that net income for the quarter ended June 30, 2004 was $2.753 million, or $.60 basic and diluted earnings per share, compared to $2.638 million, or $.57 basic and diluted earnings per share for the second quarter of 2003 and $2.601 million, or $.57 basic and diluted earnings per share for the first quarter of 2004.

        Net income for the first six months of 2004 was $5.354 million, or $1.17 basic and diluted per share, compared to $5.292 million, or $1.14 basic and diluted per share for the same period in 2003.

        For the second quarter of 2004 the annualized return on assets was 1.01%, while return on equity was 9.87%. Comparatively, the return on assets for the second quarter of 2003 was 1.00%, with a return on equity of 9.45%. The return on assets for the first quarter of 2004 was .94%, while the return on equity was 9.29%.

        "I am pleased to report solid earnings for the second quarter of 2004," said Hugh S. Potts, Jr., Chairman and CEO. "Our results reflect a number of very encouraging developments and trends, including very solid asset quality indices. Losses, net of recoveries, were down and very minimal. Delinquencies were at historical lows. Non-performing loans have trended downward. Loan growth late in the quarter was trending upward. Compared to the first quarter of this year, non-interest revenue is up in virtually every category. With these developments, coupled with reasonable economic conditions, we expect 2004 results to improve during the second half and over 2003. First M & F will continue to focus on shareholder value through exemplary service to our customers and communities."

        Net interest income was up by 2.07% compared to the second quarter of 2003, with the net interest margin decreasing to 4.19% in the second quarter of 2004 as compared to 4.26% in the second quarter of 2003. The net interest margin for the first quarter of 2004 was 4.24% as compared to 4.44% for the fourth quarter of 2003 and 4.47% for the third quarter of 2003. A prime rate reduction of .25% in June of 2003 precipitated a decrease in loan yields to 6.23% in the second quarter of 2004 from 6.74% in the second quarter of 2003. Average loans were $779.171 million for the second quarter of 2004 as compared to $702.409 million for the second quarter of 2003. Loan growth during the first half of 2004 has been sluggish, as average loans have declined from a fourth quarter of 2003 high of $780,360 million. Solid loan growth that occurred during the latter part of the second quarter, along with expectations for a successful summer loan campaign, should improve average volume growth for the last two quarters of 2004. A 25 basis point increase in the prime rate that occurred at the end of the second quarter is also expected to enhance earning asset yields going forward. The declining short-term interest rates continued to influence the cost of funds as deposit costs fell from 1.93% in the second quarter of 2003 to 1.57% in the second quarter of 2004. As short-term rates begin to move upward, funding costs should increase. Management plans to implement strategies to increase core deposits as a percentage of total funding volumes to mitigate the negative effect of rising interest rates on its cost of funds. Loans as a percentage of assets were 72.28% at June 30, 2004 as compared to 69.03% at June 30, 2003 and 72.46% at the end of 2003. Loans grew by 1.20% during the first half of 2004, while deposits grew by 3.68%.

        Non-interest revenues, excluding securities transactions, for the second quarter of 2004 were up by 2.75% compared to the second quarter of 2003, with deposit-related income up by 2.06%, mortgage income down by 1.67%, insurance agency commissions down by 1.17% and fiduciary and brokerage income more than doubling. Deposit revenue increases have been driven by debit card fees, which have seen steady volume growth during 2004. Deposit service charges and insufficient funds charges have decreased as volumes of chargeable items have decreased during 2004. Mortgage income should slow as interest rates move up and refinancing volumes decrease. Fiduciary and brokerage revenues should continue to do well this year as expertise has been added in these areas. Corporate treasury management services began being offered in late 2003, and have shown growth in 2004. A second quarter upgrade of the electronic banking system is also expected to enhance the services offered to corporate treasury customers.

        Non-interest expenses, excluding intangible asset amortization and the effect of noncontrolling interests, were up by 3.78% in the second quarter of 2004 as compared to the second quarter of 2003. Salaries and benefits were up by 7.52%, due primarily to the expansion of retail and lending staff and other fee generating positions. The negative noncontrolling joint venture expense is the Company's joint venture partner's one-half interest from second quarter net losses in an accounts receivable factoring joint venture due to increased loan loss accruals and direct write-offs of uncollectible assets. The venture experienced a $2.0 million loan charge-off and accompanying $1.5 million loan loss accrual during the first quarter of 2004. The second quarter losses were the result of changes in credit policy in the venture, increasing its allowance for loan losses to reflect probable losses. However, no net charge-offs were recognized in the venture during the second quarter.

        Annualized net loan charge-offs as a percent of average loans for the second quarter of 2004 were .08% as compared to .53% for the same period in 2003. Non-accrual and 90-day past due loans as a percent of total loans were .66% at the end of the second quarter of 2004 as compared to .77% at the end of 2003, and .61% at the end of the second quarter of 2003. Net charge-offs for the second quarter of 2004 were $164.563 thousand as compared to $2.394 million during the first quarter of 2004 and $933.587 thousand during the second quarter of 2003. The allowance for loan losses as a percentage of loans was 1.49% at June 30, 2004 as compared to 1.39% at December 31, 2003 and 1.42% at June 30, 2003.

        Total assets at June 30, 2004 were $1.094 billion as compared to $1.078 billion at the end of 2003 and $1.062 billion at June 30, 2003. Total loans were $790.703 million compared to $781.321 million at the end of 2003 and $733.113 million at June 30, 2003. Deposits were $850.416 million compared to $820.226 million at the end of 2003 and $852.306 million at June 30, 2003. Total capital was $110.224 million, or $ 24.26 in book value per share at June 30, 2004.

        The Company repurchased 20,000 shares of its common stock during the second quarter of 2004 at an average price of $33.87 and repurchased 36,500 shares at an average price of $35.70 during the first quarter. Capital was increased by stock option exercises of 34,321 shares at an average price of $26.60 during the first quarter of 2004. The Company began a new repurchase program in May designed to repurchase up to 120,000 shares through April, 2005.

        The Company opened a new branch in Flowood, a city in Rankin County, in February of 2004. The Company has plans for further expansion in DeSoto County, Hinds County and Madison County in 2004. The Company completed a significant upgrade to its electronic banking systems during the second quarter and will further enhance its retail platform system in the third quarter of 2004. The Company also has made plans to close its limited-service branches in the Lena and Weir communities.

        First M&F Corp., the parent of M&F Bank, is committed to proceed with its mission of making the mid-south better through the delivery of excellence in financial services to 23 communities in Mississippi and Tennessee.

Caution Concerning Forward-Looking Statements

        This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First M&F Corporation's filings with the Securities and Exchange Commission.

First M&F Corporation
Condensed Consolidated Statements of Condition (Unaudited)
(In thousands, except share data)
                                                        June 30     December 31          June 30
                                                          2004          2003               2003
                                                    ----------------------------------------------
Cash and due from banks                                 33,464         39,849             38,552
Interest bearing bank balances                           4,132          2,554              2,707
Federal funds sold                                       2,000            950             14,150
Securities available for sale (cost of
  $192,338, $181,375, and $204,843)                    194,608        187,577            213,846

Loans                                                  790,703        781,321            733,113
Allowance for loan losses                               11,792         10,891             10,422
                                                    ----------------------------------------------
     Net loans                                         778,911        770,430            722,691

Bank premises and equipment                             24,973         24,214             21,424
Accrued interest receivable                              7,402          7,330              6,973
Other real estate                                        2,171            802              1,116
Intangible assets                                       16,789         16,837             16,884
Other assets                                            29,513         27,755             23,639
                                                    ----------------------------------------------
                                                     1,093,963      1,078,298          1,061,982

Non-interest bearing deposits                          127,156        123,191            120,671
Interest bearing deposits                              723,260        697,035            731,635
                                                    ----------------------------------------------
     Total deposits                                    850,416        820,226            852,306

Federal funds and repurchase agreements                 17,639         15,205             14,612
Other borrowings                                       105,964        122,033             73,420
Accrued interest payable                                 1,452          1,379              1,570
Other liabilities                                        8,270          7,732              8,440
                                                    ----------------------------------------------
     Total liabilities                                 983,741        966,575            950,348

Noncontrolling joint venture interest                       (2)         1,045                848

Common stock, 4,542,859, 4,565,038 and
      4,611,464 shares issued & outstanding             22,714         22,825             23,057
Additional paid-in capital                              30,668         31,624             33,047
Retained earnings                                       56,950         53,873             50,560
Accumulated other comprehensive income                    (108)         2,356              4,122
                                                    ----------------------------------------------
     Total equity                                      110,224        110,678            110,786
                                                    ----------------------------------------------
                                                     1,093,963      1,078,298          1,061,982

First M&F Corporation and Subsidiary
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except share data)
                                                         Three Months Ended June 30      Six Months Ended June 30
                                                          2004                2003           2004           2003
                                                  -----------------------------------------------------------------
Interest and fees on loans                               12,108               11,804        24,334           23,512
Taxable investments                                       1,366                1,778         2,758            3,711
Tax exempt investments                                      559                  595         1,120            1,191
Federal funds sold                                           29                   76            98              183
Interest bearing bank balances                               23                   37            52               79
                                                  -----------------------------------------------------------------
     Total interest income                               14,085               14,290        28,362           28,676

Interest on deposits                                      2,857                3,620         5,675            7,547
Interest on short-term borrowings                           135                  135           282              302
Interest on other borrowings                              1,114                  758         2,185            1,526
                                                  -----------------------------------------------------------------
     Total interest expense                               4,106                4,513         8,142            9,375
                                                  -----------------------------------------------------------------
     Net interest income                                  9,979                9,777        20,220           19,301
Provision for possible loan losses                          999                  962         3,459            1,882
                                                  -----------------------------------------------------------------
     Net interest income after loan loss                  8,980                8,815        16,761           17,419

Service charges on deposits                               1,932                1,893         3,753            3,653
Mortgage banking income                                     295                  300           495              472
Agency commission income                                    932                  943         1,797            1,780
Fiduciary and brokerage income                              125                   75           235              120
Other income                                                454                  427         1,394              990
Gains (losses) on AFS investments                           (17)                 (19)           53              (20)
                                                  -----------------------------------------------------------------
     Total noninterest income                             3,721                3,619         7,727            6,995

Salaries and employee benefits                            4,961                4,614         9,907            8,934
Net occupancy expense                                       552                  532         1,124            1,050
Equipment and data processing expenses                      944                  951         1,935            1,921
Intangible asset amortization                                17                   34            49               68
Noncontrolling joint venture interest expense              (155)                  96        (1,048)             192
Other expenses                                            2,417                2,454         4,853            4,772
                                                  -----------------------------------------------------------------
     Total noninterest expense                            8,736                8,681        16,820           16,937

Net income before taxes                                   3,965                3,753         7,668            7,477
     Income taxes                                         1,212                1,115         2,314            2,185
                                                  -----------------------------------------------------------------
Net income                                                2,753                2,638         5,354            5,292

Weighted average shares (basic)                       4,556,375            4,639,631     4,560,800        4,632,908
Weighted average shares (diluted)                     4,570,720            4,670,394     4,577,834        4,654,261
Basic earnings per share                                  $0.60                $0.57         $1.17            $1.14
Diluted earnings per share                                $0.60                $0.57         $1.17            $1.14
                                                  =================================================================

Return on assets (annualized)                             1.01%                1.00%         0.98%            1.00%
Return on equity (annualized)                             9.87%                9.45%         9.58%            9.54%
Efficiency ratio                                         62.16%               63.02%        58.69%           62.60%
Net interest margin (annualized, tax-equivalent)          4.19%                4.26%         4.21%            4.19%
Net charge-offs to average loans (annualized)             0.08%                0.53%         0.66%            0.49%
Nonaccrual and 90 day accruing loans to total loans       0.66%                0.61%         0.66%            0.61%

First M&F Corporation
Financial Highlights
                                                         QTD Ended           QTD Ended          QTD Ended        QTD Ended
                                                          June 30             March 31         December 31      September 30
                                                            2004                2004               2004             2004
                                                       ---------------------------------------------------------------------
Per Common Share (diluted):
Net income                                                     0.60               0.57               0.61               0.60
Cash dividends paid                                            0.25               0.25               0.25               0.25
Book value                                                    24.26              24.48              24.24              24.06
Closing stock price                                           31.14              33.51              37.90              35.65

Selected Average Balances: (in thousands)
Assets                                                    1,090,834          1,104,631          1,074,285          1,061,855
Loans                                                       779,171            778,715            783,509            760,505
Earning assets                                              986,108          1,009,058            981,399            973,817
Deposits                                                    848,953            848,912            815,859            822,661
Equity                                                      111,542            111,950            110,707            111,010

Selected Ratios:
Return on average assets (annualized)                         1.01%              0.94%              1.05%              1.05%
Return on average equity (annualized)                         9.87%              9.29%             10.15%             10.06%
Average equity to average assets                             10.23%             10.13%             10.31%             10.45%
Net interest margin (annualized, tax-equivalent)              4.19%              4.24%              4.44%              4.47%
Efficiency ratio                                             62.16%             55.34%             62.52%             63.41%
Net charge-offs to average loans (annualized)                 0.08%              1.23%              0.55%              0.20%
Nonaccrual and 90 day accruing loans to total loans           0.66%              1.11%              0.77%              0.81%
Price to book (x)                                              1.28               1.37               1.56               1.48
Price to earnings (x)                                         12.98              14.70              15.53              14.85

                                                               Historical Earnings Trends

                                                                 Net Income        EPS
                                                             (in thousands)     (diluted)
                                                         -------------------------------------
                                                 2Q 2004         2,753               0.60
                                                 1Q 2004         2,601               0.57
                                                 4Q 2003         2,809               0.61
                                                 3Q 2003         2,791               0.60
                                                 2Q 2003         2,638               0.57
                                                 1Q 2003         2,654               0.57
                                                 4Q 2002         2,730               0.59
                                                 3Q 2002         2,867               0.62
                                                 2Q 2002         2,329               0.51

First M&F Corporation
Average Balance Sheets/Yields and Costs (tax-equivalent)
(In thousands with yields and costs annualized)
                                                   YTD June, 2004                      YTD June, 2003
                                              --------------------------------------------------------------
                                                 Average                        Average
                                                 Balance     Yield/Cost          Balance          Yield/Cost
                                              --------------------------------------------------------------
Interest bearing bank balances                       8,338     1.24%             11,426              1.38%
Federal funds sold                                  22,036     0.89%             32,433              1.13%
Taxable investments (amortized cost)               131,138     4.21%            166,869              4.45%
Tax-exempt investments (amortized cost)             53,979     6.62%             54,141              7.02%
Loans held for investment                          777,904     6.27%            693,093              6.80%
                                              --------------------------------------------------------------
   Total earning assets                            993,395     5.85%            957,962              6.15%
Non-earning assets                                 104,338                       97,741
                                              ------------                    ---------
   Total average assets                          1,097,733                    1,055,703

NOW, MMDA & Savings                                376,075     0.80%            401,817              1.33%
Certificates of Deposit                            355,177     2.34%            348,192              2.80%
Short-term borrowings                               16,644     3.39%             18,125              3.33%
Other borrowings                                   111,280     3.93%             66,031              4.62%
                                              --------------------------------------------------------------
   Total interest bearing liabilities              859,176     1.90%            834,165              2.25%
Non-interest bearing deposits                      117,680                      101,736
Non-interest bearing liabilities                     9,131                        8,844
Capital                                            111,746                      110,958
                                              ------------                    ---------
   Total average liabilities and equity          1,097,733                    1,055,703
                                                            -----------                         ------------
Net interest spread                                            3.96%                                 3.90%
Effect of non-interest bearing deposits                        0.23%                                 0.24%
Effect of leverage                                             0.02%                                 0.05%
                                                            -----------                         ------------
   Net interest margin, tax-equivalent                         4.21%                                 4.19%
Less tax equivalent adjustment:
   Investments                                                 0.13%                                 0.15%
   Loans                                                       0.01%                                 0.01%
                                                            -----------                         ------------
Reported book net interest margin                              4.07%                                 4.03%